SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM 8-K

                                CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported) :  August 9, 1996

                          SIMON PROPERTY GROUP, INC.

            (Exact name of registrant as specified in its charter)

         Maryland               1-12618             35-1901999
(State or other jurisdiction  (Commission         (IRS Employer
    of incorporation)         File Number)      Identification No.)



                          115 WEST WASHINGTON STREET
               INDIANAPOLIS, INDIANA                 46204
       (Address of principal executive offices)    (Zip Code)


       Registrant's telephone number, including area code:  317.636.1600


                                Not Applicable
         (Former name or former address, if changed since last report)

Item 5.  Other Events


      On August 6, 1996 the Registrant made available certain operational and portfolio information concerning the Registrant, Simon Property Group, L.P., and the properties owned or managed by it as of June 30, 1996, in the form of a press release, a copy of which is included as an exhibit to this filing. A paper copy of the press release is available upon request as specified therein.

Item 7.  Financial Statements and Exhibits

     Financial Statements:

          None

     Exhibits:

                                             Page Number in
Exhibit No.         Description               This Filing

 99                 Press release                4
                    as of June 30, 1996

                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


     Dated:  August 9, 1996




                         SIMON PROPERTY GROUP, INC.


                         By:  /s/ Dennis Cavanagh
                              Dennis Cavanagh,
                              Senior Vice President,
                              Financial Services

CONTACTS:

Shelly Doran   317.685.7330   Investors
Billie Scott   317.263.7148   Media


FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP ANNOUNCES SECOND QUARTER RESULTS

Indianapolis, Indiana - August 6, 1996...Simon Property Group, Inc. (NYSE:SPG) today announced results for the quarter and six months ended June 30, 1996. The Company's share of funds from operations ("FFO") for the quarter increased 12.4% to $30.9 million as compared to $27.5 million for the same period in 1995. The increase on a per share basis was 6.0%, to $0.53 per share in 1996 from $0.50 per share in 1995. The Company's share of FFO for the six months increased 18.0% to $60.6 million as compared to $51.4 million for the same period in 1995. The increase on a per share basis was 6.1%, to $1.04 per share in 1996 from $0.98 per share in 1995. FFO amounts were calculated in accordance with the National Association of Real Estate Investment Trust's revised definition of FFO. Under the previous method of reporting, FFO for the second quarter of 1996 would have been $0.55 per share, and for the first six months would have been $1.09 per share.

Total revenue for the quarter increased 9.9% to $143.8 million as compared to $130.8 million for the same period in 1995. Total revenue for the six months increased 8.8% to $283.2 million as compared to $260.3 million for the same period in 1995.

Average base rents for mall and freestanding stores in the regional mall portfolio were $19.79 per square foot at June 30, 1996, an increase of $1.11, or 5.9%, from $18.68 at December 31, 1995, and an increase of $1.73, or 9.6%, from $18.06 at June 30, 1995. The average initial base rent for new leases signed during the first six months of 1996 was $22.20, an increase of $5.39 or 32.1%, over the tenants who closed or whose leases expired. Occupancy for mall and freestanding stores in the regional malls at June 30, 1996, was 83.1% as compared to 84.6% at June 30, 1995. Sales volume for mall and freestanding stores within the regional mall portfolio for the six months increased 13.5%, to $1,572 million in 1996 from $1,385 million in 1995.

Average base rents in the community center portfolio were $7.44 per square foot at June 30, 1996, an increase of $0.17, or 2.3%, from $7.27 at December 31, 1995, and an increase of $0.23, or 3.2%, from $7.21 at June 30, 1995.
Occupancy within the community center portfolio at June 30, 1996, was 92.6% as compared to 94.6% at June 30, 1995. Sales volume for Company-owned GLA within the community center portfolio for the six months was $542 million in 1996 as compared to $584 million in 1995, the decrease due primarily to the reclaiming and retenanting of anchor space.

"Our 1996 financial results continue to be consistent with our plan, despite the drop in occupancy directly attributable to 1995 tenant bankruptcies," stated David Simon, SPG President and Chief Executive Officer. "We expect to have the vast majority of this space released for the 1996 holiday season. We continue to increase the profitability of our core portfolio, as evidenced by the Company's recent redevelopment activity including the following anchor additions:

     at Alton Square in Alton, Illinois, a 108,000 square foot Sears store is scheduled to begin construction in the fall of 1996 for a fall 1997 planned opening;

     at Smith Haven Mall in Long Island, New York, a mall acquired by SPG in December 1995, a 91,000 square foot JCPenney is scheduled to begin construction in the fall of 1996 for a spring 1997 opening;

     at St. Charles Towne Center in Waldorf, Maryland, an approximately 100,000 square foot Kohl's store is scheduled to begin construction in the fall of 1996 for a spring 1997 scheduled opening; and

     at Orange Park Mall in Jacksonville, Florida, a mall acquired by SPG in December 1994, a 24 screen, 79,000 square foot AMC Theatre complex is scheduled to begin construction in the fall of 1996 for a fall 1997 opening.

We also look forward to the impending closing of our merger with DeBartolo, and its positive impact on our results for the remainder of 1996."

Simon Property Group owns, develops, manages, leases, expands and acquires regional malls, community shopping centers and specialty and mixed-use properties throughout the United States. It currently owns or has an interest in 123 properties which consist of existing regional malls, community shopping centers and specialty and mixed-use properties containing an aggregate of 63 million square feet of gross leasable area in 29 states, of which approximately
37.7 million square feet is Company-owned. Simon Property Group, together with its affiliated management company, currently manages approximately 76 million square feet of gross leasable area in retail and mixed-use properties. On July 31, SPG opened Cottonwood Mall, a one million square foot super-regional mall in Albuquerque, New Mexico. In March, Simon Property Group and DeBartolo Realty Corporation (NYSE:EJD) announced a plan to merge the two companies. The merger is expected to be completed this month and is subject to the approval of shareholders of both companies.

Supplemental Materials

A copy of SPG's June 30, 1996, supplemental information package will be made available upon written request to: Shelly J. Doran - Director of Investor Relations, Simon Property Group, P.O. Box 7033 Indianapolis, IN 46207.

                           SIMON PROPERTY GROUP, INC.
                              Financial Highlights
                                    Unaudited
                         (In thousands, except as noted)
                                                      Three Months Ended    Six Months Ended
                                                           June 30,             June 30,
                                                        1996      1995       1996      1995
                                                       ------    ------     ------    ------

Funds from Operations of the Operating Partnership   $ 50,532  $ 45,859   $ 99,212  $ 87,795

FFO Allocable to the Company                         $ 30,892  $ 27,475   $ 60,619  $ 51,357

FFO per Common Share of the Company                     $0.53     $0.50      $1.04     $0.98

Weighted Average Common Shares and
  Partnership Units Outstanding                        95,843    92,943     95,754    89,868

Weighted Average Common Shares Outstanding             58,560    55,658     58,471    52,536

Total Revenue                                        $143,761  $130,765   $283,204  $260,255

Operating Expenses                                     54,075    50,560    107,773   100,078

Depreciation and Amortization                          26,635    22,090     51,307    43,197
                                                       ------    ------    -------   -------

Operating Income before Interest Expense               63,051    58,115    124,124   116,980

Interest Expense                                       40,568    36,724     79,134    75,657

Income before Minority Interest                        22,483    21,391     44,990    41,323

Minority Interest                                        (672)     (958)    (1,175)   (1,335)

Gain on Sale of Asset                                       -         -          -     2,350(A)
                                                       ------    ------     ------    ------

Income before Unconsolidated Entities                  21,811    20,433     43,815    42,338

Income from Unconsolidated Entities                     2,157     3,095      3,985     3,397

Income of the Operating Partnership before
     Extraordinary Items                               23,968    23,528     47,800    45,735

Extraordinary Items                                         -      (248)(B)   (265)(B)  (248)(B)
                                                       ------    ------     ------    ------

Income of the Operating Partnership                    23,968    23,280     47,535    45,487

Less:  Limited Partners' Interest
 in Operating Partnership                              (8,525)   (9,333)   (16,907)  (18,893)
                                                       ------    ------     ------    ------

Net Income                                             15,443    13,947     30,628    26,594

Preferred Dividends                                    (2,031)        -     (4,062)        -
                                                       ------    ------     ------    ------

Net Income Available to Common Shareholders          $ 13,412  $ 13,947   $ 26,566  $ 26,594
                                                       ======    ======     ======    ======
Income per Common Share:
         Before Extraordinary Items                     $0.23     $0.25      $0.45     $0.51
         Extraordinary Items                                -         -          -         -
                                                         ----      ----       ----      ----
         Net Income Available to Common Shareholders    $0.23     $0.25      $0.45     $0.51
                                                         ====      ====       ====      ====


SELECTED BALANCE SHEET INFORMATION                         June 30,        December 31,
                                                            1996               1995
                                                         ----------         ----------
Cash and Cash Equivalents                                   $65,556            $62,721
Investments in Real Estate, Net                          $2,154,506         $2,009,344
Mortgages and Other Notes Payable                        $2,178,539         $1,980,759

SELECTED OPERATING STATISTICS                                          June 30,
                                                              1996               1995
                                                            ------             -------
Occupancy
     Regional Malls (C)                                        83.1%              84.6%
     Community Shopping Centers (D)                            92.6%              94.6%

Average Rent per Square Foot
     Regional Malls (C)                                      $19.79             $18.06
     Community Shopping Centers (D)                           $7.44              $7.21

Total Sales Volume (millions)(E)
     Regional Malls(F)                                       $1,572             $1,385
     Community Shopping Centers(D)                             $542               $584

(A) Represents gain on the sale of a minority partnership interest in land previously held for development.
(B)  Represents charges incurred with prepayment of debt.
(C)  Includes mall and freestanding stores.
(D)  Includes all company-owned GLA.
(E)  Represents only those tenants who report sales.
(F) Based on the new standard definition of sales for regional malls adopted by the International Council of Shopping Centers which includes only mall and freestanding stores.


RECONCILIATION OF NET INCOME TO FFO                                  Six Months Ended
                                                                          June 30,
                                                                    1996           1995
Simon Property Group, L.P.                                        -------         -------
Income of the Operating Partnership before Extraordinary Items    $47,800         $45,735
Plus:  Depreciation and Amortization from
        Consolidated Properties                                    51,038          42,959
Less:  Minority Interest Portion of Depreciation,
        Amortization and Extraordinary Items                       (1,514)         (1,561)
Plus:  SPG's Share of Depreciation and Amortization
        from Unconsolidated Affiliates                              5,950           3,012
Less:  Preferred Dividends                                         (4,062)              -
Less:  Gain on Sale of Asset                                            -          (2,350)

Funds from Operations of the Operating Partnership                $99,212         $87,795

Weighted Average Common Shares and Partnership Units Outstanding   95,754          89,868

FFO per Share/Unit                                                  $1.04           $0.98

Simon Property Group, Inc.
FFO Allocable to SPG, Inc.                                        $60,619         $51,357

Weighted Average Common Shares Outstanding                         58,471          52,536

FFO per Share                                                       $1.04           $0.98